Exhibit 99.1

ETELOS, INC.
2009 EQUITY INCENTIVE PLAN

EFFECTIVE AS OF SEPTEMBER 4, 2009

i

ETELOS, INC.
2009 EQUITY INCENTIVE PLAN

EFFECTIVE AS OF SEPTEMBER 4, 2009

SECTION 1.         INTRODUCTION.

The Board adopted this Plan as of September 4, 2009 (the “Adoption Date”).  The Plan is effective on the Adoption Date; provided, however, that Incentive Stock Options may not be granted under this Plan until the Stockholder Approval Date and only if the Stockholder Approval Date occurs prior to the one year anniversary of the Adoption Date.  If the Stockholder Approval Date does not occur prior to the one year anniversary of the Adoption Date, no Incentive Stock Options may be granted under this Plan and all references to Incentive Stock Options or ISOs in this Plan shall be deemed removed and of no force or effect.

The purpose of this Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Key Employees to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Awards and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).  Capitalized terms shall have the meaning provided in SECTION 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Award Agreement or Stock Unit Agreement.

SECTION 2.         DEFINITIONS.

(a)           “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)           “Award” means any award of an Option, SAR, Stock Award or Stock Unit under this Plan.

(c)           “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)           “California Participant” means a Participant whose Award was issued in reliance on section 25102(o) of the California Corporations Code.

(e)           “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any applicable tax withholding obligations (up to the maximum amount permitted by applicable law) relating to the Option.

(f)            “Cause” means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement, (i) a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or (ii) a Participant’s misconduct, fraud, disloyalty or dishonesty (as such terms may be defined by the Committee in its sole discretion), or (iii) any unauthorized use or disclosure of confidential information or trade secrets by a Participant, or (iv) a Participant’s negligence, malfeasance, breach of fiduciary duties, neglect of duties, or (v) any material violation by a Participant of a written Company or Subsidiary or Affiliate policy or any material breach by a Participant of a written agreement with the Company or Subsidiary or Affiliate, or (vi) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation.  In each of the foregoing subclauses (i) through (vi), whether or not a “Cause” event has occurred will be determined by the Committee in its sole discretion and the Committee’s determination shall be conclusive, final and binding.

(g)           “Change in Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i)            The consummation of an acquisition, a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such acquisition, merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 20% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such acquisition, merger, consolidation or other reorganization;

(ii)           The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(iii)          When a majority of the members of the Board shall not be Company Incumbent Directors.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in SECTION 3) to administer this Plan.  If no Committee has been appointed, the full Board shall constitute the Committee.

(j)            “Common Stock” means the Company’s common stock, par value $0.01 per share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(k)           “Company” means Etelos, Inc., a Delaware corporation.

(l)            “Company Incumbent Directors” means (A) individuals who as of the Adoption Date are members of the Board, (B) individuals elected or directors of the Company subsequent to the Adoption Date for whose election proxies shall have been solicited by the Board, or (C) any individual elected or appointed to the Board to fill vacancies of the Board caused by death or resignation (but not by removal) or to fill newly created directorships.

(m)          “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Director or Non-Employee Director.

(n)           “Covered Employees” means those persons whose compensation is subject to the deduction limitations of Code section 162(m).

(o)           “Director” means a member of the Board who is also an Employee.

(p)           “Disability” means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  The Disability of a Key Employee shall be determined solely by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(q)           “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(r)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)           “Exercise Price” means (i) in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement; and (ii) in the case of a SAR, the amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(t)            “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i)            If the Shares were traded on a stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii)           If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)          If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication).  Such determination shall be conclusive and binding on all persons.

(u)           “Fiscal Year” means the Company’s fiscal year.

(v)           “Grant” means any grant of an Award under this Plan.

(w)          “Incentive Stock Option” or “ISO” means an incentive stock option described in Code section 422.

(x)            “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive one or more Awards under this Plan.

(y)           “Non-Employee Director” means a member of the Board who is not an Employee.

(z)            “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(aa)         “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(bb)         “Option” means an ISO or NSO granted under this Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

(cc)         “Optionee” means an individual, estate or other entity that holds an Option.

(dd)         “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of this Plan shall be considered a Parent commencing as of such date.

(ee)         “Participant” means an individual or estate or other entity that holds an Award.

(ff)           “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more of the following: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; and/or (xl) mergers and acquisitions or divestitures; each with respect to the Company and/or one or more Affiliates or operating units as determined by the Committee in its sole discretion.  Awards issued to persons who are not Covered Employees may take into account other (or no) factors.

(gg)         “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(hh)         “Plan” means this Etelos, Inc. 2009 Equity Incentive Plan as it may be amended from time to time.

(ii)           “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).

(jj)           “SAR Agreement” means the agreement described in SECTION 8 evidencing each Grant of a Stock Appreciation Right.

(kk)         “SEC” means the Securities and Exchange Commission.

(ll)           “Section 16 Persons” means those Officers or Directors or Non-Employee Directors or other persons who are subject to section 16 of the Exchange Act.

(mm)       “Section 280G Approval” means the separate approval by stockholders owning more than 75% of the voting power of all outstanding stock of the Company entitled to vote immediately before a Change in Control which approval shall be obtained in compliance with the requirements of Code section 280G(b)(5)(B), as amended, including any successor thereof, and the regulations promulgated thereunder, as determined by the Committee in its sole discretion.

(nn)         “Securities Act” means the Securities Act of 1933, as amended.

(oo)         “Service” means service as an Employee, Director, Non-Employee Director or Consultant.  Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate.  The Committee determines when Service commences and when Service terminates.  A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by contract.  Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work.  The Committee determines which leaves count toward Service and when Service terminates for all purposes under this Plan.

(pp)         “Share” means one share of Common Stock.

(qq)         “Stock Appreciation Right or SAR” means a stock appreciation right awarded under this Plan.

(rr)           “Stock Award” means an award of Shares under this Plan.

(ss)         “Stock Award Agreement” means the agreement described in SECTION 9 evidencing each Stock Award.

(tt)           “Stock Option Agreement” means the agreement described in SECTION 6 evidencing each Grant of an Option.

(uu)         “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under this Plan.

(vv)         “Stock Unit Agreement” means the agreement described in SECTION 10 evidencing each Award of a Stock Unit.

(ww)       “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(xx)          “Stockholders Agreement” means any applicable agreement between the Company’s stockholders and/or investors that provides certain rights and obligations for all stockholders.

(yy)         “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of this Plan shall be considered a Subsidiary commencing as of such date.

(zz)          “Termination Date” means the date on which a Participant’s Service terminates as determined by the Committee.

(aaa)       “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries.  In determining stock ownership, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3.         ADMINISTRATION.

(a)           Committee Composition.  The Committee shall administer this Plan.  Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code section 162(m), that may administer this Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under this Plan to such Key Employees and may determine all terms of such Awards.  To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons or Covered

Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer this Plan with respect to all Awards granted to Non-Employee Directors.

(b)           Authority of the Committee.  Subject to the provisions of this Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of this Plan.  Such actions shall include without limitation:

(i)            selecting Key Employees who are to receive Awards under this Plan;

(ii)           determining the type, number, vesting requirements, performance conditions (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii)          correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in this Plan or any Award agreement;

(iv)          accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)           interpreting this Plan and any Award agreements;

(vi)          making all other decisions relating to the operation of this Plan; and

(vii)         adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement this Plan.  The Committee’s determinations under this Plan shall be final and binding on all persons.  The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion.  The Committee’s decisions and determinations will be afforded the maximum deference provided by law.

(c)           Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with this Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.         GENERAL.

(a)           Eligibility.  Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee.

(b)           Incentive Stock Options.

(i)            Incentive Stock Options may not be granted under this Plan until the Stockholder Approval Date and only if the Stockholder Approval Date occurs prior to the one year anniversary of the Adoption Date.  If the Stockholder Approval Date does not occur prior to the one year anniversary of the Adoption Date, no Incentive Stock Options may be granted under this Plan and all references to Incentive Stock Options or ISOs in this Plan shall be deemed removed and of no force or effect.

(ii)           Subject to SECTION 4(b)(i), only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.  In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.  If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise.  Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

(c)           Restrictions on Shares.  Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine.  Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.  In no event shall the Company be required to issue fractional Shares under this Plan.

(d)           Beneficiaries.  A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death.  If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e)           Performance Conditions.  The Committee may, in its discretion, include performance conditions in any Award.  If performance conditions are included in Awards to Covered Employees that are intended to qualify as performance-based compensation under Code section 162(m), then such Awards will be subject to the achievement of Performance Goals that shall be established and administered pursuant to the requirements of Code section 162(m) and as described in this Section 4(e).  Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied.  Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.  The Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a Performance Period:

(i)	asset write-downs,

(ii)	litigation or claim judgments or settlements,

(iii)	the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

(iv)	accruals for reorganization and restructuring programs and

(v)

any extraordinary non-recurring items as described in applicable accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year.

Notwithstanding satisfaction or any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.  Awards with performance conditions that are granted to Key Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code section 162(m) need not comply with the requirements of Code section 162(m).

(f)            Stockholder Rights.  A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and has been issued the applicable stock certificate by the Company.  No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in SECTION 11.  The issuance of an Award may be subject to and conditioned upon the Participant’s agreement to become a party to a Stockholders Agreement and be bound by its terms.

(g)           Buyout of Awards.  The Committee may at any time offer to buy out, for a payment in cash or cash equivalents (including without limitation Shares issued at Fair Market Value that may or may not be issued under this Plan), an Award previously granted based upon such terms and conditions as the Committee shall establish.

(h)           Termination of Service.  Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards subject to SECTION 4(i)), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable):  (i) if the Service of a Participant is terminated for Cause, then all Options, SARs and unvested portions of Stock Awards and Stock Units shall terminate and be forfeited immediately without consideration; (ii) if the Service of Participant is terminated for any reason other than for Cause, death or Disability, then the vested portion of his/her then-outstanding Options or SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the date of such termination; or (iii) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then-outstanding Options or SARs may be exercised within 12 months after the date of termination of Service and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the date of such termination.

(i)            California Participants.  Awards to California Participants shall also be subject to the following terms regarding the time period to exercise vested Options or SARs after termination of Service.  These additional terms shall apply when the Shares are not publicly traded or the Company is not subject to the reporting requirements of the Exchange Act:  In the event of termination of a Participant’s Service, (i) if such termination was for reasons other than death or Disability or Cause, the Participant shall have at least 30 days after the date of such termination to exercise any of his/her vested outstanding Options or SARs (but in no event later than the expiration of the term of such Options or SARs established by the Committee as of the Grant date) or (ii) if such termination was due to death or Disability, the Participant shall have at least six months after the date of such termination to exercise any of his/her vested outstanding Options or SARs (but in no event later than the expiration of the term of such Options or SARs established by the Committee as of the Grant date).  The Committee, in its discretion, may also elect to include some or all of these SECTION 4(i) terms in Awards to Key Employees who are not California Participants.

(j)            Suspension or Termination of Awards.  If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a

Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or vesting of Stock Awards or Stock Units) pending a determination of whether there was in fact an act of Cause.  If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration.  Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(k)           Code Section 409A.  Notwithstanding anything in this Plan to the contrary, this Plan and Awards granted hereunder are intended to comply with the requirements of Code section 409A and shall be interpreted in a manner consistent with such intention.  If upon a Participant’s “separation from service” within the meaning of Code section 409A, he/she is then a “specified employee” (as defined in Code section 409A), then solely to the extent necessary to comply with Code section 409A and avoid the imposition of taxes under Code section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code section 409A payable as a result of and within six months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s separation from service, or (ii) 10 days after the Company receives written notification of the Participant’s death.  Any such delayed payments shall be made without interest.

(l)            Electronic Communications.  Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to this Plan and/or Awards may be communicated to Participants by electronic media.

(m)          Unfunded Plan.  Insofar as it provides for Awards, this Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under this Plan.

(n)           Liability of Company.  The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected but not realized by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

SECTION 5.         SHARES SUBJECT TO PLAN.

(a)           Basic Limitation.  The Common Stock issuable under this Plan shall be authorized but unissued Shares or treasury Shares.  The aggregate number of Shares reserved for Awards under this Plan shall not exceed 9,000,000 Shares on a fully diluted basis, subject to adjustment pursuant to SECTION 11.  The aggregate number of Shares of the Company’s Common Stock that may be issued pursuant to the exercise of ISOs under this Plan shall not exceed 9,000,000 Shares on a fully diluted basis, subject to adjustment pursuant to SECTION 11.

(b)           Evergreen. Subject to adjustment as provided in SECTION 11, the maximum aggregate number of Shares that may be issued under the Plan as set forth in SECTION 5(a) shall be increased on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, by a number of Shares (the “Annual Increase”) equal to the lesser of (i) 2% of the number of Shares issued and outstanding as of December 31 of the immediately preceding Fiscal Year, (ii) 500,000 Shares, or (iii) an amount determined by the Board.

(c)           Additional Shares.  If Awards are forfeited or terminated for any reason other than being exercised, then the Shares underlying such Awards shall again become available for Awards under this Plan.  If exercised SARs or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under SECTION 5(a), as adjusted by SECTION 5(b), and the balance shall again become available for Awards under this Plan.  If a Participant pays the Exercise Price by net exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under this Plan and shall not count toward the maximum number of shares that may be issued under this Plan as set forth in SECTION 5(a) as adjusted by SECTION 5(b).

(d)           Dividend Equivalents.  Any dividend equivalents distributed under this Plan shall not be applied against the number of Shares available for Awards.

(e)           Share Limits.  For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code section 162(m) and (y) the deduction limitations of Code section 162(m) apply to Covered Employees, then the limits specified below in this SECTION 5(e) shall apply to Awards that are intended to qualify as performance-based compensation under Code section 162(m).

(i)	Limits on Options. No Key Employee shall receive Options to purchase Shares during any Fiscal Year covering in excess of 1,500,000 Shares.

(ii)	Limits on SARs. No Key Employee shall receive Awards of SARs during any Fiscal Year covering in excess of 1,500,000 Shares.

(iii)	Limits on Stock Grants. No Key Employee shall receive Stock Grants during any Fiscal Year covering in excess of 1,500,000 Shares.

(iv)	Limits on Stock Units. No Key Employee shall receive Stock Units during any Fiscal Year covering in excess of 1,500,000 Shares.

(v)

Limit on Total Amount of All Awards. No Key Employee shall receive Awards during any Fiscal Year in excess of the aggregate amount of 1,500,000 Shares, whether such Awards are in the form of Options, SARs, Stock Grants and/or Stock Units.

(vi)

Increased Limits for First Year of Employment. The limits expressed in the foregoing subparts (i) through (v) shall in each case be increased to 3,000,000 Shares with respect to Awards granted to a Key Employee during the Fiscal Year of the Key Employee’s commencement of employment with the Company.

SECTION 6.         TERMS AND CONDITIONS OF OPTIONS.

(a)           Stock Option Agreement.  Each Grant of an Option under this Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions that are not inconsistent with this Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement.  The provisions of the various Stock Option Agreements entered into under this Plan need not be identical.  A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options.  The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO and if not specified then the Option shall be an NSO.

(b)           Number of Shares.  Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with SECTION 11.

(c)           Exercise Price.  An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement.  The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders in the case of ISOs) of a Share on the date of Grant.

(d)           Exercisability and Term.  Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable.  The Stock Option Agreement shall also specify the term of the Option; provided, however that the term of an Option shall in no event exceed 10 years from the date of Grant.  An ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years.  No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.  A Stock Option Agreement may provide for accelerated vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.  A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise.  In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

(e)           Modifications or Assumption of Options.  Within the limitations of this Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price.  The Committee may in its discretion Re-Price outstanding Options.  No modification of an Option shall, without the consent of the Optionee, impair his or her rights under such Option.

(f)            Transferability of Options.  Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution.  Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee.  No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his/her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.         PAYMENT FOR OPTION SHARES.

(a)           General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:

(i)            In the case of an ISO granted under this Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement.  The Stock Option Agreement may specify that payment may be made in any form(s) described in this SECTION 7.

(ii)           In the case of an NSO granted under this Plan, the Committee may in its discretion, at any time accept payment in any form(s) described in this SECTION 7.

(b)           Surrender of Stock.  To the extent that this SECTION 7(b) is made applicable to an Option in a Stock Option Agreement, payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under this Plan.

(c)           Cashless Exercise.  To the extent that this SECTION 7(c) is made applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d)           Net Exercise.  To the extent that this SECTION 7(d) is made applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through a “net exercise” arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares.  Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date.  The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee.  No fractional Shares will be created as a result of a net exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii).

(e)           Other Forms of Payment.  To the extent that this SECTION 7(e) is made applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.             TERMS AND CONDITIONS FOR SARs.

(a)           SAR Agreement.  Each Grant of a SAR under this Plan shall be evidenced by a SAR Agreement between the Participant and the Company.  Such SAR shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan and that the Committee deems appropriate for inclusion in a SAR Agreement.  A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR.  The provisions of the various SAR Agreements entered into under this Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)           Number of Shares.  Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with SECTION 11.

(c)           Exercise Price.  Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.  The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d)           Exercisability and Term.  Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Grant.  A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service.  SARs may be awarded in combination with Options or other Awards, and such an Award may provide that the SARs will not be exercisable unless the related Options or other Awards are forfeited.  A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO.  A SAR may provide that it will be exercisable only in the event of a Change in Control.

(e)           Exercise of SARs.  If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine.  The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)            Modification and Assumption of SARs.  Within the limitations of this Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price.  The Committee may in its discretion Re-Price outstanding SARs.  No modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g)           Assignment or Transfer of SARs.  Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution.  Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant.  No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9.             TERMS AND CONDITIONS FOR STOCK AWARDS.

(a)           Time, Amount and Form of Awards.  Awards under this Plan may be granted in the form of Common Stock.

(b)           Stock Award Agreement.  Each Stock Award shall be evidenced by a Stock Award Agreement between the Participant and the Company.  Such Award shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions that are not inconsistent with this Plan and that the Committee deems appropriate for inclusion in a Stock Award Agreement.  The provisions of the various Stock Awards Agreements entered into under this Plan need not be identical.

(c)           Payment for Stock Award.  Stock Awards may be issued with or without cash consideration under this Plan.

(d)           Vesting Conditions.  Each Stock Award shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement.  A Stock Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(e)           Assignment or Transfer of Stock Award.  Except as provided in SECTION 14, or in a Stock Award Agreement, or as required by applicable law, Stock Awards granted under this Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.  Any act in violation of this SECTION 9(e) shall be void.  However, this SECTION 9(e) shall not preclude a Participant from designating a beneficiary who will receive any outstanding Stock Award in the event of the Participant’s death, nor shall it preclude a transfer of a Stock Award by will or by the laws of descent and distribution.

(f)            Trusts.  Neither this SECTION 9 nor any other provision of this Plan shall preclude a Participant from transferring or assigning a Stock Award to (i) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (ii) the trustee of any other trust to the extent approved in advance by the Committee in writing.  A transfer or assignment of a Stock Award from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and any Stock Award held by such trustee shall be subject to all of the conditions and restrictions set forth in this Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.

(g)           Voting and Dividend Rights.  Each holder of a Stock Award (irrespective of whether the Shares subject to the Stock Award are vested or unvested) shall have the same voting, dividend and other rights as the Company’s other stockholders.  A Stock Award Agreement, however, may require that the holders of a Stock Award invest any cash dividends received in additional Common Stock.  Such additional Common Stock shall be subject to the same conditions and restrictions as the Stock Award with respect to which the dividends were paid.  Such additional Common Stock shall not reduce the number of Shares available under SECTION 5.

(h)           Modification or Assumption of Stock Awards.  Within the limitations of this Plan, the Committee may modify or assume outstanding Stock Awards or may accept the cancellation of outstanding Stock Awards (including stock granted by another issuer) in return for the grant of new Stock Awards for the same or a different number of Shares.  No modification of a Stock Award shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Award.

SECTION 10.           TERMS AND CONDITIONS FOR STOCK UNITS.

(a)           Stock Unit Agreement.  Each grant of Stock Units under this Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company.  Such Stock Units shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan and that the Committee deems appropriate for inclusion in a Stock Unit Agreement.  The provisions of the various Stock Unit Agreements entered into under this Plan need not be identical.  Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)           Number of Shares.  Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with SECTION 11.

(c)           Payment for Awards.  To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(d)           Vesting Conditions.  Each Award of Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement.  A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(e)           Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f)            Form and Time of Settlement of Stock Units.  Settlement of vested Stock Units may be made in the form of cash, Shares or any combination of both, as determined by the Committee.  The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award.  Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within 30 days after vesting.  The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed or it may be deferred, in accordance with applicable law to a later specified date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to SECTION 11.

(g)           Creditors’ Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h)           Modification or Assumption of Stock Units.  Within the limitations of this Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares.  No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.

(i)            Assignment or Transfer of Stock Units.  Except as provided in SECTION 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.  Any act in violation of this SECTION 10(i) shall be void.  However, this SECTION 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11.           ADJUSTMENTS.

(a)           Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:

(i)            the maximum aggregate number of Shares specified in SECTION 5(a);

(ii)           clause (ii) of the Annual Increase specified in SECTION 5(b)

(iii)          the number and kind of securities available for Awards (and which can be issued as ISOs) under SECTION 5;

(iv)          the limits on Awards issued under this Plan that are intended to qualify as performance-based compensation under Code section 162(m) under SECTION 5(e);

(v)           the number and kind of securities covered by each outstanding Award;

(vi)          the Exercise Price under each outstanding Option and SAR; and

(vii)         the number and kind of outstanding securities issued under this Plan.

(b)           Participant Rights.  Except as provided in this SECTION 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.  If by reason of an adjustment pursuant to this  SECTION 11, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)           Fractional Shares.  Any adjustment of Shares pursuant to this  SECTION 11 shall be rounded down to the nearest whole number of Shares.  Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.           EFFECT OF A CHANGE IN CONTROL.

(a)           Merger or Reorganization.  In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization.  Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b)           Acceleration of Vesting.  Except as otherwise provided in the applicable Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Stock Award Agreement, in the event that a Change in Control occurs with respect to the Company and the applicable agreement of merger or reorganization provides for assumption or continuation of Awards pursuant to SECTION 12(a), no acceleration of vesting shall occur.  In the event that a Change in Control occurs with respect to the Company and there is no assumption or continuation of Awards pursuant to SECTION 12(a), the Committee in its discretion may provide that all Awards shall vest and become exercisable as of immediately before such Change in Control.  The Committee may also in its discretion include in an Award agreement a requirement that unless Section 280G Approval has been obtained, no acceleration of vesting shall occur with respect to an Award to the extent that such acceleration would, after taking into account any other payments in the nature of compensation to which the Participant would have a right to receive from the Company and any other person contingent upon the occurrence of such Change in Control, result in a “parachute payment” as defined under Code Section 280G.

SECTION 13.           LIMITATIONS ON RIGHTS.

(a)           Retention Rights.  Neither this Plan nor any Award granted under this Plan shall be deemed to give any individual a right to remain an Employee, Consultant, Director or Non-Employee Director of the Company, a Parent, a Subsidiary or an Affiliate or to receive any future Awards under this Plan.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b)           Regulatory Requirements.  Any other provision of this Plan notwithstanding, the obligation of the Company to issue Shares or other securities under this Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)           Dissolution.  To the extent not previously exercised or settled, all Options, SARs, unvested Stock Units and unvested Stock Awards shall terminate immediately prior to the dissolution or liquidation of the Company and be forfeited to the Company.

(d)           Clawback Policy.  The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14.           WITHHOLDING TAXES.

(a)           General.  A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award.  The Company shall not be required to issue any Shares or make any cash payment under this Plan until such obligations are satisfied.

(b)           Share Withholding.  The Committee in its discretion may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation).  Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.  Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.  The Committee may also, in its discretion, permit a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Award through a sale of Shares underlying the Award or, in the case of Options, through a net exercise or Cashless Exercise.

SECTION 15.           DURATION AND AMENDMENTS.

(a)           Term of this Plan.  The Plan, as set forth herein, is effective on the Adoption Date.  The Plan shall terminate on the day before the 10th anniversary of the Adoption Date and may be terminated on any earlier date pursuant to this SECTION 15.  This Plan will not in any way affect outstanding awards that were issued under any prior equity compensation plans.

(b)           Right to Amend or Terminate this Plan.  The Board may amend or terminate this Plan at any time and for any reason.  No Awards shall be granted under this Plan after this Plan’s termination.  An amendment of this Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.  In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, this Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.  In the event of any conflict in terms between this Plan and any Award agreement, the terms of this Plan shall prevail and govern.

(c)           Reformation.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 16.           EXECUTION.

To record the adoption of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

ETELOS, INC.

By:	/s/ DANIEL J.A. KOLKE
Name: Daniel J.A. Kolke
Title: Chief Executive Officer